Exhibit 99.1

          Witness Systems Announces Preliminary 2006 Results

     - Reports quarterly revenue growth in excess of 20 percent -

     - Provides revenue outlook of 17-19 percent growth in 2007 -


    ATLANTA--(BUSINESS WIRE)--Jan. 3, 2007--Witness Systems
(NASDAQ:WITS), a leading global provider of workforce optimization software and services, today announced preliminary revenue estimates for the fourth quarter and year ending December 31, 2006.

    Under generally accepted accounting principles (GAAP), revenue is estimated to approximate $63 million for the fourth quarter and $220 million for the year 2006. These totals include revenue from hardware sales, which are considered incidental to the core business.

    On an adjusted basis, excluding hardware sales and the fair value adjustment to purchased service and support contracts, revenue is estimated to approximate $62 million for the fourth quarter and $214 million for the year 2006, representing year-over-year increases of 24 percent and 16 percent, respectively. Software license revenue is estimated to be $24 million for the quarter and $78 million for the year, representing year-over-year increases of 27 percent and 14 percent, respectively.

    "Our record performance in the fourth quarter has been especially gratifying for me in my last quarter at Witness Systems," said Dave Gould, who is stepping down today after serving as the CEO of Witness Systems since 1999. "We've built a great company - a market leader, loaded with talent, innovation and collaboration. Over the past seven years, we've grown from roughly $10 million to $214 million, creating about 900 jobs. This company has been defined by a group of people with an insatiable desire to create innovative solutions for customers, the vision to predict market changes and seize new opportunities, the talent and drive to out-execute our competition, and most importantly - the unrelenting pursuit of winning and market leadership. To all these people - and our investors who've entrusted us with their confidence - a deeply heartfelt thanks."

    The company also provided its initial outlook for revenue in 2007. It currently expects adjusted revenue, excluding hardware sales, to be in the range of $250-255 million, which represents an increase of 17-19 percent from the estimated results for 2006.

    Earnings Announcement Conference Call Details

    Witness Systems will conduct a live broadcast of the company's conference call that will be available online at www.streetevents.com or www.witness.com beginning at 5 p.m. ET on Wednesday, January 3, 2007. The online replay will be available at approximately 7 p.m. ET.

    About Witness Systems

    Witness Systems (NASDAQ: WITS) is the worldwide leader in software and services that help businesses capture customer intelligence and optimize their workforce performance. The company's Impact 360(TM) solution features quality monitoring, compliance and IP recording, workforce management, performance management and eLearning. Primarily deployed in contact centers - as well as the remote, branch and back offices of global organizations - the workforce optimization solution captures, analyzes and enables users to share and act on cross-functional information across the enterprise. With Impact 360, organizations can improve interactions and the underlying back-office processes that enhance the customer experience and build customer loyalty. For more information, visit us at www.witness.com.

    Cautionary Note Regarding Forward-looking Statements: Information in this release that involves expectations, plans, intentions or strategies regarding the future are forward-looking statements that are not facts and involve a number of risks and uncertainties. They are identified by words such as "will," "anticipates," "expects," "intends," "plans," "believes," "estimates," and similar expressions and statements about present trends and conditions that may extend into the future. These statements are based upon information available to Witness Systems as of the date of this release, and the company assumes no obligation to update any such forward-looking statement. Forward-looking statements believed true when made may ultimately prove to be incorrect. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and may cause actual results to differ materially from our current expectations. Some of the factors that could cause actual future results to differ materially from current expectations include the company's ability to compete successfully in the future; fluctuations and changes in customer demand and preferences; the timing of orders; the company's ability to manage its growth; the risk of new product introductions and customer acceptance of new products; the rapid technological change which characterizes the company's markets; the risks associated with international sales as the company expands its markets, including the risks associated with foreign currency exchange rates; the ability of the company to complete and integrate successfully any acquisitions or investments it may make; strategy and execution risks relating to acquisitions and investments; the risk of management distraction and other consequences that might result from the review of certain option grants and option granting practices described in the Current Report on Form 8-K filed by the Company on August 11, 2006 and related developments, as well as other risks identified under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Form 10-K for the year ended December 31, 2005 and its Form 10-Q for the quarter ended March 31, 2006, as filed with the Securities and Exchange Commission.

    Witness, Impact 360, Improve Everything and the Witness logo are the trademarks (registered or otherwise) of Witness Systems, Inc.
protected by laws of the U.S. and other countries. All other trademarks mentioned in this document are the property of their respective owners.


    CONTACT: Witness Systems
             William Evans
             Chief Financial Officer
             770-754-1915
             bevans@witness.com